UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

EMBREX, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-19495	56-1469825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1040 SWABIA COURT, DURHAM, NORTH CAROLINA 27703

(Address of principal executive offices)

(919) 941-5185

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Award of Cash Bonuses

On March 13, 2006, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Embrex, Inc. (the “Company”), the Board authorized the payment of incentive awards in the form of cash bonuses to named executive officers of the Company in respect of the year ended December 31, 2005. Bonuses for executives other than the chief executive officer (“CEO”) are recommended to the Committee by the CEO based on an executive’s performance during the preceding year. The performance is measured based on the executive’s success in achieving goals established in the beginning of the year and on corporate performance. The bonus for the CEO is recommended by the Committee to the Board based on the Committee’s determination as to the level appropriate to enable the Company to remain competitive and retain top management. As with other executive compensation decisions, the Committee also considers the CEO’s success in achieving established goals and corporate performance. The table below sets forth cash bonus payments to the following named executive officers in respect of fiscal 2005:

Name and Position	Incentive Award (Cash Bonus) for Fiscal 2005
Randall L. Marcuson, President, Chief Executive Officer and Director	$64,000
Don T. Seaquist, Vice President, Finance and Administration and Corporate Secretary	$22,000
David M. Baines, Ph.D., Vice President, Global Sales	£23,500	*
Catherine A. Ricks, Ph.D., Vice President, Research and Development	$39,700
Joseph P. O’Dowd, Vice President, Global Product Development and Supply	$39,000

*	As of the date of grant, this amount equaled approximately $40,674 based on a conversion rate of 1.7308 United States Dollars per British Pound.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBREX, INC.

	By:	/s/ Randall L. Marcuson
	Name:	Randall L. Marcuson
Dated: March 15, 2006	Title:	President and Chief Executive Officer

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